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                                  EXHIBIT 23.2







                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No. 333-90891 on Form S-8 and Registration Statement Nos. 33-71798, 33-93914 and 333-37955 on Form S-3 of Dura Pharmaceuticals, Inc. of our report dated February 9, 1999, on our audit of Spiros Development Corporation II, Inc. for the year ended December 31, 1998 and the period September 23, 1997 (date of incorporation) through December 31, 1997, appearing in this Current Report on Form 8-K of Dura Pharmaceuticals, Inc. to be filed with the Securities and Exchange Commission on or about September 15, 2000.


/s/ Deloitte & Touche LLP

San Diego, California
September 15, 2000